Exhibit 11.0

                                 Statement Re: Computation of Per Share Earnings


Basic
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Basic earnings per share is determined by dividing net income by the average number of net outstanding common shares for the period. The net outstanding common shares equals the gross number of common shares issued less Treasury Stock repurchased, unallocated shares of the Employee Stock Ownership Plan, and unallocated shares of stock awards granted under the Company's Stock-Based Incentive Plan. This number is computed daily and averaged for the period.


                                                             For the Year Ended
                                                              December 31, 2001
                                                              -----------------

o  Average number of net common shares outstanding for 2001...........6,263,501
o  Net income.........................................................8,911,233
o  Basic earnings per share...........................................    $1.42


Diluted
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Diluted earnings per share is determined by dividing net income by the average number of net outstanding common shares computed as if all options granted under the Bank's Stock-Based Incentive Plan were exercised. The average number of net outstanding common shares used for the basic computation is increased by the unallocated shares of stock awards under the Bank's Stock-Based Incentive Plan and by the additional diluted shares calculated by the Treasury Stock method.


                                                              For the Year Ended
                                                               December 31, 2001
                                                               -----------------

o   Average number of net common shares used for basic computation ....6,263,501
o   Average unallocated stock awards...................................  281,321
o   Additional diluted shares;
        767,366 option shares at an exercise price of $16.75,
    and an average market price of $18.28..............................   59,083
o   Total average number of common shares outstanding used for calculation of diluted earnings per share......................6,603,905
o   Net income.........................................................8,911,233
o   Diluted earnings per share.........................................    $1.35